Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-237788 and 333-282386) and Form F-3 (File No. 333-279221) of Cheer Holding, Inc. (the “Company”) of our report dated March 10, 2025, relating to the consolidated balance sheets of the Company as of December 31, 2024, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the years ended December 31, 2024, which report appears in this annual report on Form 20-F for the year ended December 31, 2024.

/s/ Enrome LLP
Enrome LLP

Singapore
March 10, 2025